Executive Services Agreement

Between:	Virtual Medical Centre.com (ABN 12 097 593 587)

And:	Wayne Hughes

Position:	Managing Director of Virtual Medical Centre.com and Executive Chairman, Board of Directors

Location:	Level 1, 414 Scarborough Beach Road, Osborne Park WA

Reporting to:	Board of Directors

Commencement date:	1 June 2007

Employment status:
You are employed on a permanent full-time basis.  As there is a significant amount of travel required of the role, you can expect to work outside of normal business hours and on weekends in order to meet the expectations of the role.

Position description:
Your responsibilities as Managing Director are to ensure the success of the business through sales of our services, capital raising, financial management, promoting and marketing our online medical information and educational tools to health professionals in Pharmaceutical organisations, and both Private and Public Health Organisations, and to identify and follow through on sales opportunities to a successful sale.  You will also liaise with relevant professional bodies, and make intellectual contributions to the development of the business.  You are also to ensure that all legislative requirements of the company are met.

Gross base salary:	$250,000 per annum (paid weekly) plus statutory superannuation upon appointment. PLUS

$30,000 per annum as an Office Holder on the Board of Directors (Executive Chairman)

Salary increases:	You will be entitled to a 9% salary increase each year, on the anniversary of your appointment. Such increases will be paid to you at a time when the company has sufficient working capital.

Performance bonuses:	Please refer to Attachment 1.

Equipment provided:	You will be provided with a mobile phone and laptop computer.

Allowances:	Car allowance of up to $45,000 per annum.

Other benefits:	•	Car space provided outside the office.

	•	Your personal Private Health Insurance will be paid at a fund of our choice.

	•	Travel Insurance and Directors and Company Office Holders Insurance will be paid.

	•	Memberships to the following organisations:

		o	Qantas Frequent Flyer and The Qantas Club

		o	HISA

		o	CHICK

Annual leave:	8 weeks paid pro-rata annual leave per year, cumulative.

Termination of employment:	This Executive Services Agreement may be terminated by either party as follows:

	•	By Mr Hughes providing 3 months written notice.

	•	By Virtual Medical Centre.com:

		o	Providing 3 months written notice should Mr Hughes be unable to perform his duties due to incapacitation or illness for a total of 9 months in any 12 month period.

		o	Providing 1 month’s notice if Mr Hughes is found guilty of any serious breach of this Agreement or unreasonably neglects to perform his duties under this Agreement.

o
Summarily without notice if Mr Hughes is convicted of any major criminal offence which brings the company into and lasting disrepute.  Should this occur Mr Hughes will only be entitled to that portion of his remuneration that is fixed, and only up until the date of his termination.  And

o
Without reason giving 3 months written notice.  Mr Hughes will be entitled to payment of all bonuses earned until the termination date and a severance payment of 2 years salary plus an additional 6 months’ salary for each completed 5 years of service on his final day of employment with the company.  For a period of 2 years after the termination of employment, the company will continue to pay Mr Hughes private Health Insurance costs and reasonable paid financial planning assistance.

All other conditions:	Unless otherwise stated in this Agreement, you are entitled to all conditions outlined in the Fair Work Act 2009.

Further, you are required at all times to comply with the Company’s Code of Conduct and Constitution.

NONSOLICITATION/CONFIDENTIAL INFORMATION:

a. Confidential Business Information.  Confidential Business Information, as used in this Agreement, includes, but is not limited to, non-public Company information relating to: manufacturing processes; product formulations; research and development activities; inventions and inventions in process; expansion or acquisition plans; existing and prospective marketing plans and activities; past, existing and future litigation and litigation strategies; the identity of all customers' key employees, contact persons and requirements; operating costs; prices and other customer contract provisions; bid or proposal opportunities; the identities and compensation arrangements of key employees of the Company; business plans and strategies; and other non-public information which is of value to the Company or to a competitor, regardless of whether such information is patented, patentable, copyrighted, or technically classifiable as a trade secret.

b. Competitive Business. The term Competitive Business means the manufacture or provision of the same products or services manufactured or provided by the Company during Mr Hughes’ employment.

Mr Hughes agrees that during and for a period of two years after termination of his employment, whether the termination is voluntary or involuntary and regardless of the reason therefore, Executive will not solicit or induce, or attempt to solicit or induce, any employee of the Company to terminate employment or to become employed by another person or entity which is engaged in a Competitive Business.

Mr Hughes agrees to hold and safeguard for the benefit of the Company all Confidential Business Information acquired or developed during the employment relationship. Mr Hughes will not, without the prior written consent of an officer of the Company, during the employment term or thereafter, misappropriate, use for his own advantage, disclose or otherwise make available Confidential Business Information to any person, except in the good faith performance of  job duties while employed by the Company to persons having a need to know such information for the benefit of the Company.

Before disclosing Confidential Business Information under the compulsion of legal process, Mr Hughes agrees to give prompt notice to the Company of the fact that he has been served with legal process which may require the disclosure of such Information.

Upon termination of employment, Mr Hughes agrees immediately to return to the Company all Confidential Business Information in his possession or under his control. Mr Hughes agrees that he will not retain any copies or reproductions of Confidential Business Information.

Mr Hughes agrees, during the two-year period after termination of employment with  the Company, to notify the Company of any offer of employment, consulting agreement or ownership opportunity which may involve a Competitive Business, before accepting such offer and sufficiently in advance thereof to permit the Company to protect its rights hereunder. Mr Hughes further agrees, that upon acceptance of any offer to become an employee or consultant of a Competitive Business, to make full disclosure of the existence and contents of this Paragraph to the prospective employer or principal, and hereby authorizes the Company to do the same.

Mr Hughes recognises that irreparable harm will result to the Company if Mr Hughes were to breach these covenants. The Company shall have the right, therefore, in addition to and not in lieu of any other remedies which may be available at law or in equity, to apply to any Court of competent jurisdiction to restrain, temporarily and permanently, Mr Hughes from violating these provisions.

GENERAL
a. This Agreement will be enforceable by, and shall inure to the benefit of, the Company, its successors and assigns. The Agreement may be assigned by the Company to a successor without the prior consent of Mr Hughes.

b. The failure or refusal of either party to enforce this Agreement or to assert a violation hereof in a particular situation shall not be, and shall not be regarded as, a waiver of any other or subsequent breach of the same or any other provision of this Agreement.

c. This Agreement may not be modified, amended or terminated orally, but only by a written agreement which is signed a member of the Board of Directors and by Mr Hughes.

d. This Agreement supersedes all prior and contemporaneous agreements which relate to the terms and conditions of Mr Hughes employment, including any Change in Control Agreements, except for the Company's benefit plans and compensation programs offered to executives or employees generally.

DECLARATION:

I HAVE READ, UNDERSTOOD AND AGREE WITH THE FOREGOING.  I ACCEPT EMPLOYEMENT ONTHE ABOVE TERMS AND CONDITIONS.

Mr Wayne Hughes:	VIRTUAL MEDICAL CENTRE:

/s/ Wayne Hughes	/s/ Andrew Dean
Dr Andrew Dean, Director

1 June 2007	1 June 2007

Virtual Medical Centre Ltd

PO Box 1048 Subiaco WA 6904

ABN:  12 097 593 587

Executive Service Agreement – Wayne Hughes	Attachment 1

Executive Performance Bonus Schedule

The key principles of the Executive Performance Bonus Schedule are to:

•	Link executive reward with the strategic goals and sustainable performance of the Company;
•	Apply challenging corporate and individual key performance indicators that focus on both short term and long term outcomes;
•	Motivate and recognise superior performers with fair, consistent and competitive rewards;
•	Remunerate fairly and competitively in order to attract and retain top talent; and
•	Recognise capabilities and promote opportunities for career and professional development.

Executives can avail of the following bonuses, based on company performance:

1.	Membership bonuses

The following are one-off bonuses, to be paid on achieving the following milestones:

# subscribers	Applicable bonus
25,000	Option over 100,000 shares at $0.16 (exercisable within 4 years from the date of grant)
50,000	Option over 100,000 shares at $0.16 (exercisable within 4 years from the date of grant)
75,000	Option over 100,000 shares at $0.16 (exercisable within 4 years from the date of grant)
100,000	Option over 100,000 shares at $0.16 (exercisable within 4 years from the date of grant)
250,000	Option over 100,000 shares at $0.16 (exercisable within 4 years from the date of grant)
500,000	Option over 100,000 shares at $0.16 (exercisable within 4 years from the date of grant)
1,000,000	Option over 100,000 shares at $0.16 (exercisable within 4 years from the date of grant)

2.	Website traffic bonuses

The following are one-off bonuses, to be allocated once the following milestones have been sustained over a 6-month period:

# unique visitors	Applicable bonus
300,000	Option over 100,000 shares at $0.16 (exercisable within 4 years from the date of grant)
500,000	Option over 100,000 shares at $0.16 (exercisable within 4 years from the date of grant)
750,000	Option over 100,000 shares at $0.16 (exercisable within 4 years from the date of grant)
1,000,000	Option over 100,000 shares at $0.16 (exercisable within 4 years from the date of grant)
2,000,000	Option over 100,000 shares at $0.16 (exercisable within 4 years from the date of grant)

3.	Successful public listing within 4 years (by 1 June 2011): Granted 250,000 company shares on date of company float.

4.	Annually, upon meeting or exceeding the Net After-Tax Profit target (as agreed by the Board), the Managing Director receives a one-off payment equivalent to 15% of the gross base salary.

Signed:

/s/ Wayne Hughes	/s/ Andrew Dean	Date: 1 June 2007
Wayne Hughes	Dr Andrew Dean, Director